Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2018 RESULTS
•	Second Quarter Loss of $0.15 Per Share
•	Comparable Store Sales Decrease 11.7% in Second Quarter
•	E-commerce Sales Off to Strong Start
•	Updates Fiscal 2018 Outlook

BIRMINGHAM, Ala. (August 18, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the second quarter ended July 29, 2017.

Second Quarter Results
Net sales for the 13-week period ended July 29, 2017, decreased 9.2% to $188.0 million compared with $206.9 million for the 13-week period ended July 30, 2016.  Comparable store sales decreased 11.7%.

Gross margin was 28.9% of net sales for the 13-week period ended July 29, 2017, compared with 33.0% for the 13-week period ended July 30, 2016.  The decrease was mainly due to promotions and markdowns taken to liquidate excess and aged inventory, and de-leverage of logistics and store occupancy expenses associated with lower comparable store sales.

Store operating, selling and administrative expenses were 28.5% of net sales for the 13-week period ended July 29, 2017, compared with 25.9% of net sales for the 13-week period ended July 30, 2016.  Although these expenses were higher as a percentage of net sales, dollars were flat compared with the same period last year.

Net loss for the 13-week period ended July 29, 2017, was $3.2 million compared with net income of $6.5 million for the 13-week period ended July 30, 2016.  Loss per share was $0.15 for the 13-week period ended July 29, 2017, compared with earnings per diluted share of $0.29 for the 13-week period ended July 30, 2016.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We experienced a very difficult retail environment in the quarter, with a significant decline in transactions and resulting pressure on gross margin.  Expenses were well controlled, while maintaining proper staffing and customer service levels in our stores.  Looking forward, we expect the external environment to remain challenging, although we are encouraged with the progress we are making on our internal initiatives, most notably our new e-commerce website.  Our early e-commerce sales have exceeded expectations and user feedback has been very positive.  We will continue our efforts to grow our online business aggressively in the future, while continuing to improve our stores to provide a great overall customer experience."

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For the quarter, Hibbett opened six new stores, expanded four high performing stores and closed eight underperforming stores, bringing the store base to 1,080 in 35 states as of July 29, 2017.

Fiscal Year to Date Results
Net sales for the 26-week period ended July 29, 2017, decreased 5.2% to $463.6 million compared with $489.0 million for the 26-week period ended July 30, 2016.  Comparable store sales decreased 7.7%.

Gross margin was 32.9% of net sales for the 26-week period ended July 29, 2017, compared with 35.4% for the 26-week period ended July 30, 2016.

Store operating, selling and administrative expenses were 24.1% of net sales for the 26-week period ended July 29, 2017, compared with 22.4% of net sales for the 26-week period ended July 30, 2016.

Net income for the 26-week period ended July 29, 2017, was $17.7 million compared with $34.4 million for the 26-week period ended July 30, 2016.  Earnings per diluted share was $0.84 for the 26-week period ended July 29, 2017, compared with $1.52 for the 26-week period ended July 30, 2016.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2018 with $52.8 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 282,609 shares of common stock for a total expenditure of $6.9 million.  Approximately $229.3 million of the total authorization remained for future stock repurchases as of July 29, 2017.

Fiscal 2018 Outlook
The Company is updating its guidance for Fiscal 2018 based on the following assumptions:
•	Continued soft sales for the remainder of the year due to a challenging retail environment.
•	A growing contribution of e-commerce sales, especially during the holiday season.
•	Gross margin pressure due to the promotional environment in our industry, the ramp-up of our e-commerce sales, and markdowns needed to reduce aged inventory.
•	Continued tight expense controls while maintaining adequate store staffing levels.

Based on these assumptions, the Company is updating its guidance with the following changes:
•	Earnings per diluted share in the range of $1.25 to $1.35, which compares with previous guidance of $2.35 to $2.55.
•	Comparable store sales in the negative mid to high single-digit range, which compares with previous guidance in the range of negative 1.0% to positive 1.0%.
•	A reduction in gross margin rate of 250 to 285 basis points, which compares with previous guidance of a reduction in gross margin rate of 55 to 75 basis points compared with Fiscal 2017.

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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 18, 2017, to discuss second quarter Fiscal 2018 results.  The number to call for the live interactive teleconference is (212) 231-2912.  A replay of the conference call will be available until August 25, 2017, by dialing (402) 977-9140 and entering the passcode, 21856221.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2018 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on August 18, 2017, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable store sales, product gross margin rates, the future retail environment, growth in our e-commerce business, implementation of store improvement initiatives, staffing and expense levels, and markdowns of inventory.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017, and in our Quarterly Report on Form 10-Q filed on June 2, 2017. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$187,958	$206,933	$463,646	$489,026
Cost of goods sold, wholesale and logistics facility and store occupancy costs	133,550	138,676	311,020	315,767
Gross margin	54,408	68,257	152,626	173,259
Store operating, selling and administrative expenses	53,556	53,501	111,893	109,562
Depreciation and amortization	6,014	4,638	11,726	9,238
Operating (loss) income	(5,162)	10,118	29,007	54,459
Interest expense, net	56	62	124	127
(Loss) income before provision for income taxes	(5,218)	10,056	28,883	54,332
Provision for income taxes	(2,042)	3,546	11,150	19,916
Net (loss) income	$(3,176)	$6,510	$17,733	$34,416

Net (loss) income per common share:
Basic earnings per share	$(0.15)	$0.29	$0.84	$1.53
Diluted earnings per share	$(0.15)	$0.29	$0.84	$1.52

Weighted average shares outstanding:
Basic	20,781	22,281	21,049	22,531
Diluted	20,781	22,442	21,124	22,695

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 29, 2017	January 28, 2017
Assets
Cash and cash equivalents	$52,760	$38,958
Inventories, net	276,430	280,701
Other current assets	21,043	18,605
Total current assets	350,233	338,264
Property and equipment, net	113,734	111,634
Other assets	6,018	8,956
Total assets	$469,985	$458,854

Liabilities and Stockholders' Investment
Accounts payable	$98,882	$77,046
Short-term capital leases	612	595
Accrued expenses	17,088	18,431
Total current liabilities	116,582	96,072
Non-current liabilities	27,565	28,742
Stockholders' investment	325,838	334,040
Total liabilities and stockholders' investment	$469,985	$458,854

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Sales Information
Net sales (decrease) increase	-9.2%	3.9%	-5.2%	4.3%
Comparable store sales (decrease) increase	-11.7%	0.8%	-7.7%	1.1%

Store Count Information
Beginning of period	1,082	1,053	1,078	1,044
New stores opened	6	14	19	31
Stores closed	(8)	(8)	(17)	(16)
End of period	1,080	1,059	1,080	1,059

Stores expanded	4	1	8	2
Estimated square footage at end of period (in thousands)	6,147	6,050

Balance Sheet Information
Average inventory per store	$255,954	$276,587

Share Repurchase Program
Shares	282,609	620,455	1,030,743	857,837
Cost (in thousands)	$6,913	$21,376	$29,251	$29,693

-END OF EXHIBIT 99.1-